Exhibit 99.(d)(5)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

DRYDEN MID CAP VALUE FUND

SUBADVISORY AGREEMENT

Agreement made as of this 26th day of January 2007 between Prudential Investments LLC (PI or the Manager), a New York limited liability company, and Quantitative Management Associates LLC, a New Jersey limited liability company (QMA or the Subadviser),

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) with Strategic Partners Mutual Funds, Inc., a Maryland corporation (the Company) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act), pursuant to which PI acts as Manager of the Company; and

WHEREAS, the Manager desires to retain the Subadviser to provide investment advisory services to the Dryden Mid-Cap Value Fund (referred to hereafter as the Fund), which is a series of the Company, and to manage such portion of the Fund’s portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1.  (a) Subject to the supervision of the Manager and the board of Directors of the Company (the Board), the Subadviser shall manage such portion of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i)  The Subadviser shall provide supervision of such portion of the Fund’s portfolio as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii)  In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Articles of Incorporation, By-Laws and Prospectus of the Company and any procedures adopted by the Board applicable to the Fund and any amendments to those procedures (Board Procedures) provided to it by the Manager (the Company Documents), and with the instructions and directions of the Manager and of the Board, and co-operate with the Manager’s (or its designee’s) personnel responsible for monitoring the Fund’s compliance. The Subadviser shall also comply at all times with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, including securities law. The Manager shall provide Subadviser timely with copies of any updated Company or Fund Documents.

(iii)  The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and shall place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker-dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Company’s Prospectus or as the Board may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser shall give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-

dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv)  The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Subadviser shall furnish to the Manager or the Board all information relating to the Subadviser’s services under this Agreement reasonably requested by the Manager and the Board within a reasonable period of time after the Manager or the Board makes such request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the trustees or officers or employees of the Company with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v)  The Subadviser or its affiliate shall provide the Fund’s custodian on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages. The Subadviser shall furnish the Manager routinely with daily information concerning portfolio transactions and other reports as agreed upon from time to time concerning transactions, portfolio holdings and performance of the Fund, in such form and frequency as may be mutually agreed upon from time to time. The Subadviser agrees to review the Fund and discuss the management of the Fund with the Manager and the Board as either or both shall from time to time reasonably request.

(vi)  The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Subject to the Subadviser’s responsibility to the Fund, the Manager agrees that the Subadviser may give advice or exercise investment responsibility and take such other action with respect to other individuals or entities which may differ from advice given to the Fund. Further, the Manager acknowledges that the Subadviser, or its agent, employees, or any of the accounts Subadviser advises, may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may or may not have an interest from time to time, whether such transactions involve the Fund or otherwise.

(vii)  The Subadviser and Manager understand and agree that if the Manager manages the Company in a “manager-of-managers” style, the Manager shall, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii)  The Subadviser acknowledges that the Manager and the Company intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other Subadviser to the Company with respect to transactions in securities for the Fund’s portfolio or any other transactions of Fund assets.

(ix)  The Subadviser shall provide the Manager a copy of Subadviser’s Form ADV as filed with the Securities and Exchange Commission (the Commission).

(b)  The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Company to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c)  The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser shall surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records. The Fund’s books and records maintained by the Subadviser shall be made available, within a reasonable period of time following submission of a written request, to the Fund’s accountants or auditors during regular business hours at the Subadviser’s offices. The Fund, the Manager or their respective authorized representatives shall have the right to copy any records in the Subadviser’s possession that pertain to the Fund. These books, records, information, or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund’s books and records maintained by the Subadviser shall be returned to the Fund or the Manager. The Subadviser agrees that the policies and procedures it has established for managing the Fund’s portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state laws and regulations governing the adviser/client relationship and management and operation of the Fund, shall be made available for inspection by the Fund, the Manager or their respective authorized representatives upon reasonable written request within not more than two (2) business days.

(d)  The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and the Fund upon reasonable request. The Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Securities and Exchange Commission (the Commission) or such other regulator having appropriate jurisdiction.

(e)  The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f)  The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio, subject to such reporting and other requirements as shall be established by the Manager.

(g)  Upon reasonable request from the Manager, the Subadviser (through a qualified person) shall assist the valuation committee of the Company or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(h)  The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Company with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Company’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Fund and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(i)  The Subadviser shall comply with Board Procedures provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(j)  The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Subadviser shall provide the Company, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Fund and the Manager that it and its “Advisory Persons” (as defined in Rule 17j-under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics and compliance program, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to violations of the Code of Ethics directly affecting the Fund, the Subadviser shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

2.  The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Fund’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3.  For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager’s receipt of payment from the Fund for management services described under the Management Agreement between the Company and the Manager. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4.  The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance or bad faith on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Manager acknowledges and agrees that Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Subadviser, whether public or private.

5.  This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it shall promptly notify the Fund and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record. Notwithstanding any provisions to the contrary in this Agreement, this Agreement shall terminate automatically and without notice (other than notice to stop trading in the Fund’s portfolio) to the Subadviser upon the execution of a new Agreement with a successor Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Company at Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Gateway Center Two, 100 Mulberry Street, Newark, NJ 07102, Attention: Chief Executive Officer.

6.  Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Company or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7.  During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8.  The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

9.  This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

10.  This Agreement shall be governed by the laws of the State of New York.

11.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Robert F. Gunia
Name: Robert F. Gunia
Title: Executive Vice President
QUANTITATIVE MANAGEMENT ASSOCIATES LLC
By:	/s/ Scott L. Hayward
Name: Scott L. Hayward
Title: Chief Executive Officer

SCHEDULE A

DRYDEN MID CAP VALUE FUND

As compensation for services provided by Quantitative Management Associates LLC (QMA), Prudential Investments LLC will pay QMA a fee equal, on an annualized basis, to the following:

Fund Name	Fee
Dryden Mid Cap Value Fund	0.45% up to and including $500 million of average daily net assets managed by QMA;
0.40% on the next $500 million of average daily net assets managed by QMA;
0.36% over $1 billion of average daily net assets managed by QMA.

Dated as of January 26, 2007.

Amendment No. 1 to Subadvisory Agreement

Amendment No. 1 dated January 26, 2007 to the Subadvisory Agreement dated January 26, 2007 (the “Subadvisory Agreement”) between Prudential Investments LLC (“PI”) and Quantitative Management Associates LLC, hereafter referred to as the “Subadviser.”

WHEREAS, PI and the Subadviser have entered into the Subadvisory Agreement with respect to the retention of the Subadviser to provide investment advisory services to the Dryden Mid Cap Value Fund (the “Fund”), and wish to set forth certain responsibilities of PI and the Subadviser in connection with the appointment by PI, acting as investment manager of the Fund, of a transition broker/dealer (“transition manager”) selected and supervised by PI in connection with the sale and purchase by the Fund of certain securities during the Fund’s transition period defined below.

NOW THEREFORE, PI and the Subadviser hereby agree as follows:

1.             The Subadviser agrees to provide limited subadvisory services to the Fund during the transition period, which will begin when the Subadviser provides a buy list (as defined below) to PI or the transition manager, and will end after the Subadviser has notified PI that the transition manager has corrected any known discrepancies in the Certified List (as defined below) or that no known discrepancies exist in the Certified List. In particular, during the transition period:

a.             The Subadviser, acting through its authorized persons identified herein (as identified in attached Exhibit “A”), will provide PI or the transition manager with a buy list (“Buy List”) identified herein, that it would like the transition manager to implement during transition period. Prior to the transition period, PI shall provide the Subadviser with a current and complete list, including ticker symbols, of any securities that the Fund may not purchase (“Fund Restricted Securities”), which shall be set forth herein.

The Subadviser shall not include in the Buy List any Fund Restricted Securities. The Subadviser shall not be responsible for including any Fund Restricted Securities that are not included herein.

b.             The Subadviser will notify PI or the transition manager of any changes the Subadviser wishes to make to the Buy List during the transition period while the transition manager is executing the trades. The transition manager will seek to execute all trades on the Buy List during the transition period. Provided that PI directs the Fund’s custodian to provide the Subadviser with all necessary information regarding corporate actions and that the Fund’s custodian provides the Subadviser with all such information in a timely manner, the Subadviser shall be responsible for giving appropriate instructions to the custodian to address any discretionary corporate actions that affect securities in the Buy List during the transition period.

c.             As soon as practical after the transition manager has executed all trades on the Buy List, or if the Subadviser and PI otherwise agree that the transition period has ended, the Fund’s custodian will provide the Subadviser with a list of securities held by the Fund and a list of securities not yet settled (“Transition Manager List”). The Subadviser will reconcile the Transition Manager List with the Buy List, seek to promptly identify any discrepancies, and ask the transition manager to correct any known discrepancies. Once the Subadviser has determined that the transition manager has corrected any known discrepancies in the Transition Manager List or that no known discrepancies exist, the Subadviser will notify PI of this preliminary determination.

d.             The Fund’s custodian will provide the Subadviser with a certified list of securities held by the Fund (“Certified List”) as soon as the transition trades are settled at the custodian. The Subadviser will reconcile the Certified List with other information reasonably available to it, seek to promptly identify any discrepancies, and ask the transition manager to correct any known discrepancies. Once the Subadviser has determined that the transition manager has corrected any known discrepancies in the Certified List or that no known discrepancies exist, the Subadviser will notify PI of this final determination, ending the transition period. The Subadviser will then assume full responsibility for management of the applicable portion of the Fund’s portfolio as Subadviser under the Subadvisory Agreement.

Notwithstanding anything to the contrary herein, PI and the Subadviser acknowledge and agree that the Subadviser does not expect or anticipate that it will engage in any trading for the Fund until the Subadviser receives the Certified List and has ended the transition period, unless market conditions or significant Fund subscriptions or redemptions dictate that trading during this time is necessary.

2.             a.             PI agrees to take full responsibility for all matters relating to the decision to retain a transition manager and for all actions by the transition manager. In particular, the Subadviser shall have no obligation, under the Investment Company Act of 1940, the Investment Advisers Act of 1940, or otherwise, to PI or the Fund with respect to the selection of, and services provided by, the transition manager.

b.             In addition, PI agrees to indemnify and hold harmless the Subadviser from and against any and all losses, claims, damages or liabilities threatened to be or actually asserted against or incurred by the Fund, the Subadviser, PI, the transition manager, or any other persons arising from or related to the following:

(i)            PI’s selection of Credit Suisse Securities (USA) LLC as transition manager.

(ii)           Services provided by the transition manager to the Fund during the transition period (including, but not limited to, any obligations of best execution).

(iii)          Any incomplete or erroneous information provided by the transition manager to the Subadviser.

(iv)          Any discrepancies between the Buy List provided to PI or the transition manager and the Transition Manager List, or between the Transition Manager List and the Certified List.

(v)           Any trades that fail or that settle improperly due to errors by the transition manager.

(vi)          The Subadviser’s limited ability to manage the Fund during the transition period, and any delay in the Subadviser’s ability to fully manage the Fund thereafter, such as a delay in the end of the transition period caused by any of the above factors during the transition period.

(vii)         Any adverse impact on the investment performance of the Fund or other adverse impact on the Fund that results from any of the above factors during the transition period.

3.             Except as amended hereby, all terms of the Subadvisory Agreement remain in full force and effect. The parties have signed this Amendment No. 1 below (which may be signed in counterparts).

PRUDENTIAL INVESTMENTS LLC, on its behalf and on behalf of the Fund as set forth in the Subadvisory Agreement

By:	/s/ Robert F. Gunia

Name: Robert F. Gunia

Title: Executive Vice President

Quantitative Management Associates LLC

By:	/s/ Scott L. Hayward

Name:	Scott L. Hayward

Title:	Chief Executive Officer

Exhibit A

List of Subadviser’s Authorized Persons

Rita Tucci

Jenniveve Angus

Kim Bent

John Leib

Deborah Woods

Robert Leung

Rich Crist

Buy List

See Attached

FUND RESTRICTED SECURITIES

Prudential Financial, Inc. (Ticker: PRU)